Exhibit 10.16

[Sears Holdings Corporation logo]

Aylwin B. Lewis President & CEO	3333 Beverley Road Hoffman Estates, IL 60179 847-286-5097 (phone) 847-645-6700 (fax) Email: alewis1@searshc.com

February 3, 2006

Mr. Bruce Johnson

Dear Bruce, This letter will confirm our offer for you to serve as Executive Vice President, Supply Chain and Operations. Subject to approval by the Compensation Committee, your new compensation package will be effective February 1, 2006.

Your Sears Holdings Corporation compensation package will consist of the following:

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  Annual base salary of $725,000, with periodic increases based upon your performance and the results achieved by your team.

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  Participation in the Sears Holdings Corporation Senior Executive Annual Incentive Plan. Your annual incentive at target will remain at 90% of base salary. This will increase your annual incentive opportunity to $652,500 as of the effective date of your new assignment. Your annual incentive plan performance goals will be linked to 100% Sears Holdings Corporation EBITDA. The annual incentive for each plan year will be payable by April 15 of the following year, provided that you are actively employed at the payment date.

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  Your participation in the Sears Holdings Corporation Senior Executive 2005-2007 Long Term Incentive Plan (SHC LTIP) will remain the same with a target base of $3,705,000. This award is payable in April 2008; the actual amount of the award you receive will depend on Sears Holdings Corporation Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). Your participation under the new 2006-2008 Long Term Incentive Plan will be communicated separately from this letter.

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  You will be eligible for equity grants at a level consistent with other senior executives.

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  Eligible for relocation assistance in accordance with Sears' standard relocation policy. In addition, Sears Holdings will pay a maximum of $300,000 on any loss you sustain by selling the house you purchased in Troy, Michigan. However, in the event you leave Sears Holdings before the third anniversary of the date of this letter you will be obligated to pay Sears such amount plus market interest. The Troy residence value will be determined based upon market appraisals conducted after the date of this offer.

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  You will be asked to sign an Executive Severance/Non-Compete Agreement and an Executive Non-Disclosure and Non-Solicitation of Employees Agreement as a condition of your continued employment. This Executive Severance/Non-Compete Agreement will supercede all prior representations, agreements, discussions, negotiations and undertakings, whether written or oral, between you and Sears, including your Employment Agreement with Kmart Management Corporation dated September 15, 2003. If you are involuntarily terminated from Sears for any reason other than cause, death, total and permanent disability, resignation, or retirement after age 65, you will receive one year of pay continuation, equal to your base salary and target bonus at the time of termination, subject to mitigation for salary or wages earned from another employer, including self-employment. In consideration for these severance terms, you agree not to disclose confidential information and not to solicit employees. You would also agree not to aid, assist or render services for any "Competitor" (as defined in the agreement) for one year following termination of employment.

This offer will expire two weeks from the date of this letter.

I'm pleased to have you on our Sears Holdings Senior Executive team. Congratulations on your promotion.

Sincerely,

/s/ AYLWIN LEWIS Aylwin Lewis	2/3/06 Date
Confirmed and Accepted:
/s/ W. BRUCE JOHNSON W. Bruce Johnson	2/3/06 Date